EXHIBIT 10.01

FOURTH AMENDMENT TO AMENDED AND RESTATED LOAN AGREEMENT

THIS FOURTH AMENDMENT TO AMENDED AND RESTATED LOAN AGREEMENT (this "Amendment") is made and entered into as of November 19, 2021 (the "Effective Date"), by and between EDUCATIONAL DEVELOPMENT CORPORATION, a Delaware corporation ("Borrower"), and MIDFIRST BANK, a federally charted savings association ("Lender").

Background Recitals

A.    Borrower and Lender are parties to that certain Amended and Restated Loan Agreement dated as of February 15, 2021, as amended by that certain First Amendment to Amended and Restated Loan Agreement dated as of April 1, 2021, as further amended by that certain Second Amendment to Amended and Restated Loan Agreement dated as of July 16, 2021, and as further amended by that certain Third Amendment to Amended and Restated Loan Agreement dated as of August 31, 2021 (as amended, the "Loan Agreement"). Unless the context otherwise requires, capitalized terms used in this Amendment and not otherwise defined herein have the respective meanings assigned to them in the Loan Agreement.

B.    Borrower has requested that Lender make a new term loan in the principal amount of $10,000,000, and Lender has agreed to such request, but only upon the terms and conditions set forth in this Amendment.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties agree as follows:

1.    TERM LOAN #2. Subject to Borrower's satisfactory performance of the terms and conditions contained in this Amendment and the other Loan Documents, Lender agrees to make a new term loan (to be referred to as Term Loan #2) to the Borrower on the Effective Date of this Amendment in the principal amount of $10,000,000. Accordingly, the Loan Agreement is hereby amended as follows:

1.1.    Term Loan #2. A new Section 2.6 is hereby added to the Loan Agreement to read as follows:

2.6         Term Loan #2. Subject to the terms of this Agreement and in reliance on Borrower's representations and warranties in the Loan Documents, Lender agrees to lend, and Borrower agrees to borrow, Term Loan #2. THEREFORE, FOR VALUE RECEIVED, Borrower promises to pay to the order of Lender the Term Loan #2 Maximum Principal Amount with fees, costs and interest as set forth in, and payable (in Dollars at Lender's Offices) pursuant to, this Agreement. The funding and closing of Term Loan #2 will take place in Lender's Offices or at such other place as Lender may designate.

Use of Proceeds. The proceeds of Term Loan #2 Loan will be used solely to refinance existing Indebtedness, for working capital purposes and other corporate purposes. No portion of Term Loan #2 shall be used, directly or indirectly, for the purpose of purchasing or carrying any margin security or margin stock within the meaning of Regulation U of the Board of Governors of the Federal Reserve System.

Interest. Subject to Subsection 2.4(a)(ii) and Subsection 2.4(b) above, the Principal Amount of Term Loan #2 bears interest at the LIBO Rate.

Payment. Borrower shall pay to Lender on each Principal Payment Date the Term Loan #2 Installment Amount. On the Term Loan #2 Maturity Date, Borrower shall pay in full to Lender (1) the Term Loan #2 Principal Amount along with all unpaid, accrued interest, and (2) all other Indebtedness.

Prepayment. Borrower may prepay Term Loan #2, in whole or in part, without premium or penalty.

1.2.    Definitions in Loan Agreement. The following definitions (a) to the extent already defined in Exhibit A of the Loan Agreement, are hereby amended in their entirety to read as follows, (b) to the extent not already defined in Exhibit A, are hereby added to Exhibit A of the Loan Agreement, to be inserted in alphabetical order, to read as follows:

"Interest Payment Date" means, means the first Business Day of each calendar month beginning on March 1, 2021, and ending on the earlier of (i) the date such Loan is repaid in full and any commitment therefor is terminated, and (ii) with respect to the Term Loan, the Maturity Date, with respect to Term Loan #2, the Term Loan #2 Maturity Date, with respect to the Advancing Term Loan, the Advancing Term Loan Maturity Date, or with respect to the Revolving Loan, the Termination Date.

"Loan to Value Ratio" means the percentage resulting from a fraction having (i) a numerator equal to the sum of (1) the Principal Term Amount plus any unfunded amounts under the Term Loan, and (2) the Term Loan #2 Principal Amount plus any unfunded amounts under Term Loan #2, and (ii) a denominator equal to the value of the Land and Improvements, as determined by the most recent Appraisal, established as of the date on which the fraction is determined.

"Loans" means, collectively, the Term Loan, Term Loan #2, the Advancing Term Loan, and the Revolving Loan.

"Maximum Principal Amount" means, collectively, the Maximum Term Principal Amount, the Term Loan #2 Maximum Principal Amount, the Advancing Term Loan Maximum Principal Amount and the Maximum Revolving Principal Amount.

"Principal Amount" means, collectively, the Principal Term Amount, the Term Loan #2 Principal Amount, the Advancing Term Loan Principal Amount and the Principal Revolving Amount.

"Principal Payment Date" means the first Business Day of each calendar month and ending on the earlier of (i) for each Loan, the date such Loan is repaid in full, and (ii) with respect to the Term Loan, the Maturity Date, with respect to Term Loan #2, the Term Loan #2 Maturity Date, with respect to the Advancing Term Loan, the Advancing Term Loan Maturity Date, or with respect to the Revolving Loan, the Termination Date.

"Principal Term #2 Amount" means, at any point in time, that portion of the principal balance of Term Loan #2 which is unpaid.

"Term Loan #2" means the term loan Lender makes to Borrower pursuant to Section 2.6 of this Agreement up to the Term Loan #2 Maximum Principal Amount.

"Term Loan #2 Installment Amount" means an amount (initially $96,560.74) which would fully amortize the stated principal amount of Term Loan #2, together with interest thereon at the interest rate determined in accordance with Section 2.6(a), over an assumed 10-year amortization period commencing as of January 1, 2022. Beginning December 1, 2022, and on each December 1 thereafter, the required monthly installment amount shall be re-determined, effective with the installment payment due on the following January 1, with the re-determined installment amount being an amount which would fully amortize the then-unpaid principal balance of Term Loan #2, together with interest thereon at the fluctuating interest rate determined in accordance with Section 2.6(a) as of such re-determination date, over the remainder of such assumed 10-year amortization period.

"Term Loan #2 Maximum Principal Amount" means the lesser of (i) $10,000,000.00 and (ii) 80% of the Loan to Value Ratio.

"Term Loan #2 Maturity Date" means the earlier to occur of (i) the Term Loan #2 Stated Maturity Date and (ii) the date on which the entire Term Loan #2 Loan must be paid in full after acceleration pursuant to the terms of the Loan Documents.

"Term Loan #2 Principal Amount" means, at any point in time, that portion of the principal balance of Term Loan #2 which is unpaid.

"Term Loan #2 Stated Maturity Date" means November 19, 2031.

2.    ADJUSTED FUNDED DEBT. The definition of "AFD Test Default" appearing in Exhibit A of the Loan Agreement is hereby amended in its entirety to read as follows:

"AFD Test Default" means that, as of the last day of any calendar month, the Adjusted Funded Debt to EBITDA Ratio is greater than 2.75:1.00.

3.    INTEREST RATE. The definition of "LIBO Rate" appearing in Exhibit A of the Loan Agreement is hereby amended in its entirety to read as follows:

"LIBO Rate" means the lesser of (i) the Maximum Rate, and (ii) the rate per annum equal to the sum of (a) the quotient of the LIBOR Index for Interest Period in question divided by (1 minus the Reserve Requirement), and (b) the LIBOR Margin. Notwithstanding the foregoing, the LIBO Rate shall never be less than 3.00%.

4.    PRICING. The definition of "LIBOR Margin" appearing in Exhibit A of the Loan Agreement is hereby amended in its entirety to read as follows:

"LIBOR Margin" means, for any day, a percentage per annum (expressed as basis points) as set forth below, based upon the Adjusted Funded Debt to EBITDA Ratio for the most recent fiscal quarter of Borrower:

Pricing Tier	Adjusted Funded Debt to EBITDA Ratio	LIBOR Margin (bps)
I	> 2.50	325.00
II	> 2.00 but ≤ 2.50	300.00
III	> 1.50 but ≤ 2.00	275.00
IV	≤ 1.50	250.00

Any increase or decrease in the LIBOR Margin resulting from a change in the Adjusted Funded Debt to EBITDA Ratio for the most recent fiscal quarter of Borrower shall become effective not later than 30 days following the date a Compliance Certificate is delivered and confirmed by Lender; provided, however, that if Borrower fails to deliver a Compliance Certificate on or before the applicable Compliance Certificate Due Date, then Pricing Tier I shall apply as of the first Business Day after such Compliance Certificate Due Date and shall continue to apply until not later than 30 days following the date a Compliance Certificate is delivered and confirmed by Lender, whereupon the LIBOR Margin shall be adjusted based upon the Adjusted Funded Debt to EBITDA Ratio contained in such Compliance Certificate.

5.    BENCHMARK REPLACEMENT PROVISIONS. A new Section 2.7 is hereby added to the Loan Agreement to read as follows:

2.7         Benchmark Replacement Provisions. Notwithstanding anything to the contrary contained in this Agreement or in any Loan Document (for the purposes of these Benchmark Replacement Provisions, a swap agreement by and between Borrower and Lender or any of its affiliates is not a Loan Document):

(a)     Benchmark Replacement. If a Benchmark Transition Event or an Early Opt-in Election, as applicable, occurs, the applicable Benchmark Replacement will replace the then-current Benchmark for all purposes under this Agreement or under any related Loan Document. Any Benchmark Replacement will become effective on the applicable Benchmark Replacement Date without any further action or consent of Borrower.

(b)     Benchmark Replacement Conforming Changes. Lender will have the right to make Benchmark Replacement Conforming Changes from time to time and any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of Borrower.

(c)     Notices; Standards for Decisions and Determinations. Lender will promptly notify Borrower of (i) any occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, (ii) the implementation of any Benchmark Replacement, and (iii) the effectiveness of any Benchmark Replacement Conforming Changes. Any determination, decision or election that may be made by Lender pursuant to these Benchmark Replacement Provisions, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and will be made in its sole discretion and without Borrower consent.

(d)     Certain Defined Terms. As used in this Subsection, each of the following capitalized terms has the meaning given to such term below:

"Benchmark" means, initially, LIBOR; provided, however, that if a Benchmark Transition Event or an Early Opt-in Election, as applicable, has occurred with respect to LIBOR or the then-current Benchmark, then "Benchmark" means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has become effective pursuant to the provisions of this Subsection.

"Benchmark Administrator" means, initially, ICE, or any successor administrator of the then-current Benchmark or any insolvency or resolution official with authority over such administrator.

"Benchmark Replacement" means the sum of: (A) the alternate rate of interest that has been selected by Lender as the replacement for the then-current Benchmark; and (B) the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by Lender, in each case, giving due consideration to (x) any selection or recommendation by the Relevant Governmental Body at such time for a replacement rate, the mechanism for determining such a rate, the methodology or conventions applicable to such rate, or the spread adjustment, or method for calculating or determining such spread adjustment, for such rate, or (y) any evolving or then-prevailing market convention for determining a rate of interest as a replacement to the then-current Benchmark, the methodology or conventions applicable to such rate, or the spread adjustment, or method for calculating or determining such spread adjustment, for such alternate rate for U.S. dollar-denominated syndicated or bilateral credit facilities at such time; provided, however, that if the Benchmark Replacement as determined as provided above would be less than the Benchmark Floor, then Benchmark Replacement shall be deemed to be the Benchmark Floor, subject to any other applicable floor rate provision.

"Benchmark Replacement Conforming Changes" means any technical, administrative or operational changes (including, without limitation, changes to the timing and frequency of determining rates and making payments of interest, prepayment provisions and other technical, administrative or operational matters) that Lender decides may be appropriate to reflect the adoption and implementation of a Benchmark Replacement and to permit the administration thereof by Lender.

"Benchmark Replacement Date" means the date specified by Lender in a notice to Borrower following a Benchmark Transition Event or Early Opt-in Election.

"Benchmark Transition Event" means the occurrence of one or more of the following events with respect to the then-current Benchmark: a public statement or publication of information by or on behalf of the Benchmark Administrator or a regulatory supervisor for the Benchmark Administrator announcing that (A) the Benchmark Administrator has ceased or will cease to provide the Benchmark permanently or indefinitely or (B) the Benchmark is no longer, or as of a specified future date will no longer be, representative of underlying markets.

"Early Opt-in Election" means the election by Lender to declare that the Benchmark will be replaced prior to the occurrence of a Benchmark Transition Event and the provision by Lender of written notice of such election to Borrower indicating that at least five (5) currently outstanding U.S. dollar-denominated syndicated or bilateral credit facilities at such time contain (as a result of amendment or as originally executed) a new benchmark interest rate to replace the then-current Benchmark.

"Relevant Governmental Body" means the Board of Governors of the Federal Reserve System and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Board of Governors of the Federal Reserve System and/or the Federal Reserve Bank of New York or any successor thereto.

6.    CONDITIONS TO EFFECTIVENESS. This Amendment will be effective as of the Effective Date, but subject to satisfaction of each of the following conditions precedent:

6.1.    Execution of Amendment Documents. The following documents (collectively, the "Amendment Documents") shall have been executed by the applicable parties and delivered to Lender, each in form and substance satisfactory to Lender:

(a)    this Amendment;

(b)    a promissory note to evidence Term Loan #2;

(c)    amendments to the Security Instruments (mortgages) covering the Property to update the description of the indebtedness secured thereby and increase the maximum amounts for mortgage registration tax to match current appraised amounts; and

(d)    any other documents reasonably requested by Lender.

6.2.    Appraisal. At Borrower's expense, Lender shall have obtained an updated MAI appraisal of the Property ordered by Lender, dated within 90 days of its use, and prepared by a licensed appraiser satisfactory to Lender, and such appraisal shall be acceptable to Lender in its sole discretion.

6.3.    Survey. At Borrower's expense, Lender shall have obtained an updated ALTA Survey of the Property ordered by Lender, dated within 90 days of its use, and prepared by a licensed appraiser satisfactory to Lender, and such appraisal shall be acceptable to Lender in its sole discretion.

6.4.    Date-Down Endorsement. Borrower shall have furnished to Lender, at Borrower's expense, a commitment for a date-down endorsement to the existing Title Policy, and such endorsement shall be issued no later than 30 days after the Effective Date of this Amendment.

6.5.    Property Condition Report. Lender shall have received an updated property condition report of the Property accepted to Lender in its sole discretion.

6.6.    Environmental. Lender shall have obtained an updated environmental site assessment of the Property acceptable to Lender in its sole discretion.

6.7.    Flood Hazard Determination. Lender shall have received evidence satisfactory to it that the Property is not located in an area designated by the Secretary of Housing and Urban Development as an area having special flood or mudslide hazards, and that flood hazard insurance is not required for any credit to be extended hereunder pursuant to any Applicable Law.

6.8.    Borrowing Resolutions. Lender shall have received copies of resolutions or other action of the Board of Directors of Borrower authorizing the execution, delivery and performance of this Amendment and the other Loan Documents to which it is a party, certified by the Secretary of Borrower.

6.9.    Legal Matters. All legal matters incident to this Amendment shall be satisfactory to Lender and its counsel.

7.    REPRESENTATIONS AND WARRANTIES.

7.1.    Reaffirmation. Borrower confirms that all representations and warranties made by it in the Loan Agreement and the other Loan Documents are, and as of the Effective Date will be, true and correct in all material respects, and all of such representations and warranties are hereby remade and restated as of the Effective Date and shall survive the execution and delivery of this Amendment.

7.2.    Additional Representations and Warranties.

7.2.1.    Power; Transactional Authority; Enforceability. Borrower has the requisite power and authority to execute, deliver and carry out the terms and provisions of this Amendment, and has taken all necessary action to authorize its execution, delivery and performance of this Amendment. Borrower has duly executed and delivered this Amendment. This Amendment constitutes Borrower's legal, valid and binding obligations, enforceable in accordance with the terms of the Loan Documents, as amended by this Amendment, subject to (i) the effect of any Applicable Bankruptcy Law, or (ii) general principles of equity.

7.2.2.    No Violation; No Consent. Borrower's execution, delivery and performance of this Amendment, and compliance with the terms and provisions of the Loan Documents, as amended by this Amendment, will not (i) contravene any Applicable Law, (ii) conflict or be inconsistent with or result in any breach of any term, covenant, condition or provision of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any lien upon any of the Property or Borrower's other assets pursuant to the terms of any indenture, mortgage, deed of trust, agreement or other instrument to which Borrower is a party or by which Borrower or any of the Property or Borrower's other assets is bound or may be subject, or (iii) violate any term of Borrower's certificate of incorporation or other documents and agreements governing Borrower's existence, management or operation. Borrower is not required to obtain the consent of any other party, including any Governmental Authority, in connection with the execution, delivery, performance, validity or enforceability of the Loan Documents, as amended by this Amendment.

7.2.3.    Financial Matters. Each Borrower Party financial statement previously delivered to Lender was prepared in accordance with GAAP and completely, correctly and fairly present the financial condition and the results of operations of each Borrower Party on the date and for the period covered by the financial statements. All other reports, statements and other data that any Borrower Party furnished to Lender in connection with the Loan are true and correct in all material respects and do not omit any fact or circumstance necessary to ensure that the statements are not misleading. Each Borrower Party (i) is solvent, (ii) is not bankrupt, and (iii) has no outstanding liens, suits, garnishments, bankruptcies or court actions which may render such Borrower Party insolvent or bankrupt. Since the date of the last financial statements each Borrower Party delivered to Lender, no event, act, condition or liability has occurred or exists, which has had, or may reasonably be expected to have, a material adverse effect upon (A) such Borrower Party's business, condition (financial or otherwise) or operations, or (B) such Borrower Party's ability to perform or satisfy, or Lender's ability to enforce, any of the Indebtedness.

7.2.4.    Litigation. There are no suits or proceedings (including condemnation) pending or (to Borrower's knowledge, after reasonable inquiry) threatened against or affecting any Borrower Party or the Property or involving the validity, enforceability or priority of any of the Loan Documents. Borrower has not received notice from any Governmental Authority alleging that any Borrower Party or the Property is violating any Applicable Law.

7.2.5.    No Default. No Event of Default currently exists or would exist after giving effect to the transactions contemplated by this Amendment.

8.    MISCELLANEOUS.

8.1.    Effect of Amendment. The terms of this Amendment shall be incorporated into and form a part of the Loan Agreement. Except as expressly amended, modified and supplemented by this Amendment, the Loan Agreement shall continue in full force and effect in accordance with its original stated terms, all of which are hereby reaffirmed in every respect as of the Effective Date. In the event of any irreconcilable inconsistency between the terms of this Amendment and the terms of the Loan Agreement, the terms of this Amendment shall control and govern, and the agreements shall be interpreted so as to carry out and give full effect to the intent of this Amendment. All references to the Loan Agreement appearing in any of the Loan Documents shall hereafter be deemed references to the Loan Agreement as amended, modified and supplemented by this Amendment.

8.2.    No Course of Dealing; Past Acceptance. This Amendment shall not establish a course of dealing or be construed or relied upon as evidence of any willingness on Lender's part to grant any future consent or amendment, should any be requested. Lender acknowledges that Lender and its agents in the past may have accepted, without exercising the remedies to which Lender was entitled, payments and performance by Borrower that constituted Events of Default under the Loan Documents. Borrower acknowledges that no such acceptance or grace granted by Lender or its agents in the past, or Lender's agreement to the modifications evidenced hereby, has in any manner diminished Lender's right in the future to insist that Borrower Parties strictly comply with the terms of the Loan Documents, as modified by the terms of this Amendment. Furthermore, Borrower specifically acknowledges that any future grace or forgiveness of any Events of Default shall not constitute a waiver or diminishment of any right of Lender with respect to any future Event of Default, whether or not similar to any Event of Default with respect to which Lender has in the past chosen, or may in the future choose, not to exercise all of the rights and remedies granted to it under the Loan Documents.

8.3.    Release. Borrower hereby releases, remises, acquits and forever discharges Lender and any co-lender or loan participant, together with their respective employees, agents, representatives, consultants, attorneys, fiduciaries, servants, officers, directors, partners, predecessors, successors and assigns, subsidiary corporations, parent corporations, and related corporate divisions (all of the foregoing the "Released Parties"), from any and all actions and causes of action, judgments, executions, suits, liens, debts, claims, counterclaims, defenses, demands, liabilities, obligations, damages and expenses of any and every character (collectively, "Claims"), known or unknown, direct or indirect, at law or in equity, of whatsoever kind or nature, whether heretofore or hereafter accruing, for or because of any matter or things done, omitted or suffered to be done by any of the Released Parties prior to and including the Effective Date, and in any way directly or indirectly arising out of or in any way connected to this Amendment or the other Loan Documents, or any of the transactions associated therewith, or the Property, including specifically but not limited to claims of usury, lack of consideration, fraudulent transfer and lender liability, that it now has or may hereafter have against any Released Party, and hereby agrees to indemnify and hold harmless Lender and each other Released Party for all Claims that any Person may bring against any such Released Party that arise under or in connection with the Loan Agreement based on facts existing on or before the Effective Date. THE FOREGOING RELEASE INCLUDES ACTIONS AND CAUSES OF ACTION, JUDGMENTS, EXECUTIONS, SUITS, DEBTS, CLAIMS, DEMANDS, LIABILITIES, OBLIGATIONS, DAMAGES AND EXPENSES ARISING AS A RESULT OF THE NEGLIGENCE OR STRICT LIABILITY OF ONE OR MORE OF THE RELEASED PARTIES.

8.4.    Ratification and Affirmation. Borrower hereby acknowledges the terms of this Amendment and ratifies and affirms its obligations under, and acknowledges, renews and extends its continued liability under, each Loan Document to which it is a party and agrees that each Loan Document to which it is a party remains in full force and effect.

8.5.    No Modification. This Amendment along with the Loan Documents supersedes and merges all prior and contemporaneous promises and agreements. No modification of this Amendment or any other Loan Document, or any waiver of rights under any of the foregoing, shall be effective unless made by supplemental agreement, in writing, executed by the Parties. The Parties further agree that the Loan Agreement, as amended by this Amendment, may not in any way be explained or supplemented by a prior, existing or future course of dealings between the Parties or by any prior, existing, or future performance between the Parties pursuant to this Amendment, the Loan Agreement or otherwise.

8.6.    Headings. The headings of the sections and subsections of this Amendment are for convenience of reference only and will not affect the scope or meaning of the sections of this Amendment.

8.7.    Applicable Law. This Amendment and the rights and obligations of Borrower and Lender are in all respects governed by, and construed and enforced in accordance with the Governing Law (without giving effect to its principles of conflicts of law), except for those terms of the Security Instruments pertaining to the creation, perfections, validity, priority or foreclosure of the liens or security interests on the Property located within the State, which terms will be governed by, and construed and enforced in accordance with the laws of the State (without giving effect to its principles of conflicts of law).

8.8.    Counterparts; Miscellaneous. This Amendment may be executed in any number of counterparts with the same effect as if all signers executed the same instrument. All counterparts of this Amendment must be construed together and will constitute one instrument. This Amendment is a Loan Document. Time is of the essence with respect to this Amendment. The Parties acknowledge and confirm that each of their respective attorneys has participated or has had the opportunity to participate jointly in the review and revision of this Amendment and that it has not been written solely by counsel for one party. The Parties therefore stipulate and agree that the rule of construction to the effect that any ambiguities are to or may be resolved against the drafting Party will not favor either Party against the other. The terms and provisions of this Amendment are binding upon and inure to the benefit of the Parties and their successors and assigns.

8.9.    Reimbursement of Expenses. Borrower agrees to pay or reimburse Lender for all reasonable out-of-pocket expenses, including Attorneys' Fees, incurred by Lender in connection with the negotiation, preparation, execution and delivery of this Amendment and the consummation of the transactions contemplated hereby.

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IN WITNESS WHEREOF, the parties have caused this Amendment to be duly executed effective as of the Effective Date.

Borrower:	EDUCATIONAL DEVELOPMENT CORPORATION, a Delaware corporation By: Name: Craig White Title: President and CEO

Borrower's Signature Page

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Fourth Amendment to Amended and Restated Loan Agreement

Lender:	MIDFIRST BANK, a federally chartered savings association By: Name: Marc Short Title: Senior Vice President

Borrower's Signature Page

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Fourth Amendment to Amended and Restated Loan Agreement